                                                                 EXHIBIT (a)(43)

--------------------------------------------------------------------------------
                       NATIONWIDE ANSWERS YOUR QUESTIONS
                       NATIONWIDE HOTLINE: 1-877-655-6417
--------------------------------------------------------------------------------
                                AUGUST 19, 1998


Q#1:     CAN YOU TAKE SICK LEAVE FOR THE ILLNESS OF A CHILD?

               All Enterprise employees receive an award of 3 family illness days each January 1. Family illness days may be used to care for an immediate family member who is injured or ill. Additionally, The Family and Medical Leave Act of 1993 (FMLA) enables most employees to use up to 12 weeks of paid or unpaid job protected leave in a continuous 12 month period to care for an immediate family member who is injured or ill.

Q#2: WHAT IS NATIONWIDE'S CURRENT EMPLOYEE CONTRIBUTION ON ITS MEDICAL PLAN PER MONTH? DOES NATIONWIDE HAVE A PROGRAM FOR PURCHASING BACK UNUSED VACATION FROM EMPLOYEES?

               Employee contributions for medical coverage depend on the option elected and who is to be covered under the plan. The companies offer more than 100 medical options across the country. For example, full family (employee, spouse and dependent children) coverage under the Principal HMO in Des Moines, Iowa has a biweekly employee contribution of $48.00 in 1998. Contributions typically change each year.

               Nationwide does not currently have a program for employees to purchase or sell vacation. At Nationwide the maximum vacation carryover is 10 days. Employees are paid for any unused vacation, other than amounts carried over from the prior year, if they leave the companies. Vacation carryover cannot be exchanged for pay under any circumstances. A different policy applies in California.

Q#3: WHAT IS NATIONWIDE'S LONG-TERM DISABILITY PROGRAM? WHAT IS GOING TO HAPPEN TO OUR LONG-TERM DISABILITY?

               Nationwide's long-term disability benefit replaces 60% of covered compensation. Covered compensation includes most items of compensation, including overtime, bonus payments, etc. The benefit is paid on a biweekly basis.
               We expect to continue the current ALLIED paid time off and disability benefits through 12/31/98. No decisions have been made with respect to Long-term Disability benefits after that date. You will be advised well in advance of the point when you will have to make elections concerning your benefits so that you can make informed benefits decisions.

Q#4: THE PREVIOUS ALLIED UPDATES HAVE SAID THAT ALLIED BENEFITS WILL RUN THROUGH 12/31/98. NATIONWIDE'S JULY 22, 1998, HOTLINE Q#1 SAID THAT NATIONWIDE AWARDS SICK LEAVE BENEFITS ON JULY 1 OF EACH YEAR. DOES THIS MEAN THERE ARE NO BENEFITS BETWEEN JANUARY AND JULY OF 1998? IF THERE ARE AWARDS HOW WILL SUCH AWARDS BE MADE GIVEN THAT NATIONWIDE USUALLY MAKES ITS AWARDS IN JULY, WILL IT BE FOR 1/2 THE YEAR IF MADE IN JANUARY?

               As you indicate, we expect to continue your ALLIED benefits through December 31, 1998. No decisions have been made with respect to benefits beyond December 31, 1998, however, we do not expect to take any action that would result in a gap in coverage.

--------------------------------------------------------------------------------

Q#5: REGARDING CPCU TESTS, I READ THAT NATIONWIDE PAYS ITS EMPLOYEES $100 FOR PASSING EACH EXAM. WILL THIS NOW BEGIN TO OCCUR WITH ALLIED EMPLOYEES? WHEN WILL THIS BEGIN?

               If the Nationwide Insurance Enterprise Educational Assistance Plan is adopted on behalf of ALLIED employees, the plan will typically provide benefits for courses that commence after the plan is adopted.

Q#6: I HAVE BEEN AN ALLIED EMPLOYEE SINCE 1975. WHEN THE CHANGE IN CONTROL OCCURS, HOW WILL MY ELIGIBILITY FOR BENEFITS, RETIREMENT, ETC. BE AFFECTED? WILL I RETAIN THE ORIGINAL SERVICE DATE OR BE CONSIDERED A NEW EMPLOYEE OF NATIONWIDE?

               While no formal decisions nor recommendations have been made, it is our present intention to adopt Nationwide Insurance Enterprise benefit plans on behalf of ALLIED employees who remain with the companies through the effective date of adoption. We expect ALLIED service will generally qualify individuals to participate in those plans.

Q#7: QUESTION NUMBER 9 IN THE JULY 22 ESOP UPDATE ADVISED THAT NATIONWIDE'S LIFE BENEFIT OFFERING IS NOT AS GOOD AS ALLIED'S CURRENT PLAN WHERE YOU CAN PURCHASE UP TO FIVE TIMES OF SALARY WITH THE FIRST TWO TIMES BEING SUBSIDIZED. THIS IS AN EXCELLENT BENEFIT THAT I WILL NOT WANT TO LOSE. HAS THERE BEEN ANY DISCUSSION ON CONTINUING WITH THIS BENEFIT RATHER THAN REDUCING THIS BENEFIT THAT WE NOW HAVE?

               Under both benefits programs, life insurance coverage is a multiple of pay. However, the definition of "pay" differs under the two programs, and so do the employee contribution rates. The Nationwide benefits program also provides a death benefit under the Nationwide Insurance Enterprise Retirement Plan.
               No decisions have been made concerning benefits and transitional issues. The evaluation of benefits will look at each benefit plan, each coverage option, and all benefits/coverage taken as a whole.

Q#8: I WAS WITH ALLIED FROM 1988 THROUGH 1996 AND WAS RETIRED ON 9/30/97 SO I HAVE OVER FIVE YEARS OF SERVICE AT ALLIED. WILL MY TIME WITH ALLIED COUNT TOWARD NATIONWIDE'S FIVE-YEAR VESTING PERIOD?

               Please refer to Q#6.

Q#9: AT THIS POINT, HAS ANY DECISION BEEN MADE AS TO THE DISCOUNT THAT WE RECEIVE AT LAPETITE DAYCARE? I WILL BE SWITCHING TO LAPETITE IN JANUARY AND WOULD LIKE TO MAKE SURE MY RATES WILL NOT INCREASE.

               Specific decisions have not been made with respect to LaPetite Daycare.

Q#10: IF A PERSON DECIDES TO RETIRE AFTER THE CHANGE IN CONTROL AND DISBURSEMENT OF ALL FUNDS, WOULD THEY BE CONSIDERED ALLIED OR NATIONWIDE EMPLOYEES AND IF A NATIONWIDE EMPLOYEE WOULD THEY THEN BE ELIGIBLE FOR THE NATIONWIDE RETIREMENT BENEFITS?

--------------------------------------------------------------------------------

         ARE ANY OF THE NATIONWIDE RETIREMENT BENEFITS PREDICATED ON TIME OF SERVICE AND IF SO WILL THE ALLIED TIME BE COUNTED TOWARD THOSE BENEFITS? PLEASE HIGHLIGHT SOME OF THE NATIONWIDE RETIREMENT BENEFITS FOCUSING ON MEDICAL AND DENTAL.

               If the Nationwide Insurance Enterprise benefits plans are adopted on behalf of ALLIED employees, ALLIED employees will be notified concerning what coverages and benefit payments will be provided with respect to those plans. Most Enterprise benefits plans that apply to retirement accrue benefits based on service. Those plans include the pension plan, savings plan and retiree medical benefits.
               The Nationwide medical benefit options include access to the same HMO options offered active employees as well as a choice of two indemnity options. Retiree contributions are a function of past service. The medical benefit options offered to Medicare eligible retirees include Medicare HMO options. The current Enterprise benefits program does not provide dental coverage to retirees.
               For example, a Nationwide employee retires in 1998 who is age 55 with a spouse of the same age and has completed 25 years of service. The employee elects the Principal HMO coverage in Des Moines, Iowa.
         The monthly contribution rate will be $86.00 in 1998.

Q#11: I AM AWARE THAT IN SOME MERGERS THE PARENT COMPANY WILL PUT TOGETHER A BUY OUT PLAN FOR THOSE PEOPLE OF RETIREMENT AGE. ARE THERE ANY SUCH PLANS AT PRESENT?

               We are not aware of any effort to develop an early retirement incentive program. Our understanding is that the companies anticipate employment levels will continue to increase.

Q#12: THE MAY ISSUE OF THE NATIONWIDE ENTERPRISER IS AVAILABLE ON THE INTERNET BY ACCESSING "EMPLOYEE INFO" OFF OF THE GEORGESON.COM INTERNET SITE. AT WHAT POINT WILL JUNE AND FUTURE COPIES OF THIS BE MADE AVAILABLE TO ALLIED EMPLOYEES?

               The current issue of the Enterpriser will be available to ALLIED employees on the Internet in the very near future.

Q#13: HOW MANY HOURS IS YOUR STANDARD WORK WEEK? DO YOU OFFER VARIED WORK SCHEDULES LIKE FOUR DAY WORK WEEKS? WHAT POSITIONS CAN TELECOMMUTE FROM HOME?

               Nationwide's workweek varies by location. Typically, most Enterprise employees work either a 38.75 hour or a 40 hour workweek.
               The company provides alternate work environment (AWE) schedules (part-time, job sharing, compressed work week, and telecommuting opportunities.) The AWE work schedules are determined by business need and subject to supervisory approval.

Q#14:    WHAT WILL HAPPEN WITH ACCUMULATED SICK LEAVE? ANY COMPENSATION GIVEN?

               Nationwide's current benefit program does not provide a payment for unused sick leave. Should the Nationwide benefits programs be adopted for the ALLIED employees, we anticipate no payment or compensation will be made for any accumulated, unused sick days under the ALLIED program.
               Should the Nationwide benefit programs be adopted for the ALLIED employees, sick leave benefits will be awarded based on combined ALLIED and Nationwide service.

                                      -3-